Exhibit 99.1

Western Alliance Reports First Quarter 2014 Net Income of $31.1 Million, or $0.35 Per Share

PHOENIX--(BUSINESS WIRE)--April 21, 2014--Western Alliance Bancorporation (NYSE:WAL) announced today its financial results for the first quarter 2014.

First Quarter 2014 Highlights:

  Net income of $31.1 million, compared to $31.4 million for the fourth quarter 2013 and $20.9 million for the first quarter 2013
  Net income of $30.1 million for the first quarter 2014, excluding the following, net of tax effect: $1.6 million net gain on repossessed and other assets and $0.6 million net loss from debt valuation adjustments and securities gains
  Earnings per share of $0.35, compared to $0.36 per share in the fourth quarter 2013 and $0.24 per share in the first quarter 2013
  Earnings per share of $0.34 for the first quarter 2014, excluding the following, net of tax effect: $0.02 net gain on repossessed and other assets and $0.01 net loss from debt valuation adjustments and securities gains
  Pre-tax, pre-provision operating earnings of $44.4 million, up from $43.8 million in the fourth quarter 2013 and up 26.5% from $35.1 million in the first quarter 20131
  Net interest margin of 4.41%, compared to 4.44% in the fourth quarter 2013 and 4.36% in the first quarter 2013
  Total loans of $7.11 billion, up $307 million from December 31, 2013 and up $1.25 billion from March 31, 2013
  Total deposits of $8.15 billion, up $311 million from December 31, 2013 and up $1.41 billion from March 31, 2013
  Nonperforming assets (nonaccrual loans and repossessed assets) decreased to 1.30% of total assets from 1.53% in the fourth quarter 2013 and from 2.10% in the first quarter 2013
  Net loan recoveries (annualized) to average loans outstanding of 0.02%, compared to net loan charge-offs to average loans of 0.13% in the fourth quarter 2013 and 0.38% in the first quarter 2013
  Tier I Leverage Capital of 9.9% and Total Risk-Based Capital ratio of 12.4%, compared to 10.1% and 12.6%, respectively, at March 31, 2013
  Total equity of $895 million, up $39 million from December 31, 2013

Financial Performance

“Our company is off to a strong start for 2014,” said Robert Sarver, Chairman and Chief Executive Officer of Western Alliance Bancorporation. “Loans and deposits each grew over $300 million during the first quarter, driving record net interest income. Asset quality continued to improve with net loan recoveries and a reduction in non-performing assets during the period. For the past four quarters, net loan losses have averaged less than five basis points of total loans.”

Sarver continued, “With WAL's revenue growth rate again exceeding our operating expense growth rate, our efficiency ratio improved by 90 basis points to 51%. The legal merger of our subsidiary banks at the end of last year should enable us make business practice improvements to drive this key metric to under 50% in the near future.”

Income Statement

Net interest income was $90.8 million in the first quarter 2014, an increase of $0.8 million, or 0.9%, from $90.0 million in the fourth quarter of 2013 and an increase of $14.6 million, or 19.1%, compared to the first quarter 2013. The Company’s net interest margin decreased in the first quarter 2014 to 4.41%, compared to 4.44% in the fourth quarter 2013, and increased compared to 4.36% in the first quarter 2013.

Operating non-interest income was $5.7 million for the first quarter 2014, compared to $5.2 million in the fourth quarter of 2013 and $5.1 million for the first quarter of 2013.1

Net operating revenue was $96.5 million for the first quarter 2014, an increase of 1.4% compared to $95.2 million for the fourth quarter of 2013 and an increase of 18.7% compared to $81.3 million for the first quarter 2013.1

Operating non-interest expense was $52.1 million for the first quarter 2014, compared to $51.4 million for the fourth quarter of 2013 and $46.2 million for the first quarter of 2013.1 The Company’s operating efficiency ratio1 on a tax equivalent basis was 51.0% for the first quarter 2014, compared to 51.9% for the fourth quarter 2013 and 54.6% for the first quarter 2013.

The Company had 1,105 full-time equivalent employees and 39 offices at March 31, 2014, compared to 992 full-time equivalent employees and 40 offices at March 31, 2013.

The Company views its pre-tax, pre-provision operating earnings as a key metric for assessing the Company’s earning power, which it defines as net operating revenue less operating non-interest expense. For the first quarter 2014, the Company’s pre-tax, pre-provision operating earnings were $44.4 million, up from $43.8 million in the fourth quarter 2013 and up 26.5% from $35.1 million in the first quarter 2013.1

The following are non-core items, which are discussed below on a pre-tax basis.

Net gain on repossessed and other assets (primarily other real estate) was $2.5 million for the first quarter 2014, which resulted primarily from the sale of two properties, compared to a net gain of $2.2 million in the fourth quarter 2013 and a net loss of $0.5 million in the first quarter 2013. At March 31, 2014, other repossessed assets totaled $56 million, compared to $67 million at December 31, 2013 and $78 million at March 31, 2013.

Net loss from debt valuation adjustments and securities gains were $0.9 million for the first quarter 2014. Securities gains of $0.4 million were offset by a loss on junior subordinated debt resulting from an increase in their fair value.

Effective as of the first quarter 2014, the Company elected early adoption of Accounting Standards Codification 323-740, an amended Financial Accounting Standards Board standard related to accounting for low income housing tax credit investments. Under this amended standard, the amortization of the investment may now be calculated under the proportional amortization method and is included in income tax expense rather than as a separate line item in non-interest income. Prior period amounts have been adjusted to reflect the adoption of this new accounting guidance, which has resulted in an increase in non-interest income and income tax expense. See the supplemental schedule at the end of this press release for additional detail on the impact that adoption of this standard has had on prior period financial information.

Balance Sheet

Gross loans totaled $7.11 billion at March 31, 2014, an increase of $307 million from December 31, 2013 and an increase of $1.25 billion from $5.86 billion at March 31, 2013. At March 31, 2014, the allowance for credit losses was 1.46% of total loans, compared to 1.47% at December 31, 2013 and 1.63% at March 31, 2013, reflecting an improvement in the Company’s asset quality profile.

Deposits totaled $8.15 billion at March 31, 2014, an increase of $311 million from $7.84 billion at December 31, 2013 and an increase of $1.41 billion from $6.73 billion at March 31, 2013. Non-interest bearing deposits were $2.09 billion at March 31, 2014, compared to $2.20 billion at December 31, 2013 and $1.93 billion at March 31, 2013. Non-interest bearing deposits comprised 25.7% of total deposits at March 31, 2014, compared to 28.1% at December 31, 2013 and 28.7% at March 31, 2013, while the proportion of savings and money market accounts increased to 45.1% from approximately 42.0% at December 31, 2013 and March 31, 2013. Certificates of deposit as a percent of total deposits remained consistent at approximately 20.0% at March 31, 2014 and March 31, 2013. The Company’s ratio of loans to deposits was 87.2% at March 31, 2014, compared to 86.8% at December 31, 2013 and 86.9% at March 31, 2013.

Stockholders’ equity at March 31, 2014 increased to $895 million from $856 million at December 31, 2013 and increased $114 million from $781 million at March 31, 2013. At March 31, 2014, tangible common equity was 7.5% of tangible assets1 and total risk-based capital was 12.4% of risk-weighted assets. The Company’s tangible book value per share1 was $8.32 at March 31, 2014, up 18.2% from March 31, 2013.

Total assets increased 4.7% to $9.75 billion at March 31, 2014 from $9.31 billion at December 31, 2013, and increased 19.2% from $8.17 billion at March 31, 2013.

Asset Quality

The provision for credit losses was $3.5 million for the first quarter 2014, compared to $4.3 million in the fourth quarter 2013 and $5.4 million for the first quarter 2013. Net loan recoveries in the first quarter 2014 were $0.3 million, or 0.02% of average loans (annualized), compared to net loan charge-offs to average loans of 0.13% for the fourth quarter 2013. Net charge-offs for the first quarter 2013 were $5.4 million, or 0.38% of average loans (annualized).

Nonaccrual loans decreased $5.3 million to $70.4 million during the quarter. Loans past due 90 days and still accruing interest totaled $0.2 million at March 31, 2014, down from $1.5 million at December 31, 2013 and $1.6 million at March 31, 2013. Loans past due 30-89 days, still accruing interest totaled $11.1 million at quarter end, down from $13.4 million at December 31, 2013 and $14.8 million at March 31, 2013.

As the Company’s asset quality improved and its capital increased, the ratio of classified assets to Tier I capital plus the allowance for credit losses, a common regulatory measure of asset quality, improved to 24% at March 31, 2014 from 30% at March 31, 2013.1

Segment Highlights

On December 31, 2013, the Company consolidated its three bank subsidiaries under one charter, Western Alliance Bank. As a result, the Company has redefined its operating segments to reflect the new organizational and internal reporting structure. Prior year segment information has not been recast to conform to the new segmentation methodology due to the impracticability of restating segments because of the change in legal structure at December 31, 2013. The new operating segments are as follows: Arizona, Nevada, California, Specialty Finance, and Corporate & Other.

The Company's reportable segments are aggregated primarily based on geographic location, services offered and markets served. The Arizona, Nevada and California segments provide full service banking and related services to their respective regions. The Company's Specialty Finance segment provides banking services to niche markets. These Specialty Finance businesses are broader in geographic scope and are managed centrally. Corporate & Other consists of corporate-related items, income and expense items not allocated to our other reportable segments and inter-segment eliminations.

Key management metrics for evaluating the performance of its Arizona, Nevada, California and Specialty Finance segments include loan and deposit growth, asset quality, total revenues1 and pre-tax, pre-provision operating earnings.1

Arizona reported a gross loan balance of $2.03 billion at March 31, 2014, an increase of $8 million during the quarter. Deposits were $2.17 billion at March 31, 2014, an increase of $78 million during the quarter. Net operating revenues were $27.4 million and pre-tax, pre-provision operating earnings were $14.1 million for the first quarter 2014.

Nevada reported a gross loan balance of $1.72 billion at March 31, 2014, a decrease of $31 million during the quarter. Deposits were $3.02 billion at March 31, 2014, an increase of $127 million during the quarter. Net operating revenues were $30.9 million and pre-tax, pre-provision operating earnings were $14.8 million during the first quarter 2014.

California reported a gross loan balance of $1.66 billion at March 31, 2014, an increase of $48 million during the quarter. Deposits were $1.87 billion at March 31, 2014, a decrease of $30 million during the quarter. Net operating revenues were $24.0 million and pre-tax, pre-provision operating earnings were $11.0 million during the first quarter 2014.

Specialty Finance reported a gross loan balance of $1.62 billion at March 31, 2014, an increase of $271 million during the quarter. Deposits were $845 million at March 31, 2014, an increase of $93 million during the quarter. Net operating revenues were $14.4 million and pre-tax, pre-provision operating earnings were $7.9 million during the first quarter 2014.

Attached to this press release is summarized financial information for the quarter ended March 31, 2014.

Conference Call and Webcast

Western Alliance Bancorporation will host a conference call and live webcast to discuss its first quarter 2014 financial results at 12:00 p.m. ET on Tuesday, April 22, 2014. Participants may access the call by dialing 1-888-317-6003 and using passcode: 4395570 or via live audio webcast using the website link: http://services.choruscall.com/links/wal140422.html. The webcast is also available via the Company’s website at www.westernalliancebancorp.com. Participants should log in at least 15 minutes early to receive instructions. The call will be recorded and made available for replay after 2:00 p.m. ET April 22nd through May 6th at 9:00 a.m. ET by dialing 1-877-344-7529 passcode: 10044322.

About Western Alliance Bancorporation

Western Alliance Bancorporation (NYSE:WAL) is a leading bank holding company providing comprehensive business banking and related financial services through its wholly-owned banking subsidiary, Western Alliance Bank (the "Bank"). With local teams of experienced bankers, the Bank provides a superior level of capabilities, products and services, to assist the growth of local businesses and the quality of life in the markets it serves. In addition to a national platform of specialized financial service units, the Bank operates full service banking divisions in its local markets as Alliance Bank of Arizona, Bank of Nevada, First Independent Bank and Torrey Pines Bank. Western Alliance Bancorporation is publicly traded on the New York Stock Exchange. Additional investor information can be accessed on the Investor Relations page of the Company's website, www.westernalliancebancorp.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding guidance, outlook or expectations relating to loan and deposit growth, interest margin, operating efficiency and asset quality. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, among others: the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; supervisory actions by regulatory agencies which may limit our ability to pursue certain growth opportunities; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements, whether written or oral, that may be made from time to time, set forth in this press release to reflect new information, future events or otherwise.

This press release contains both financial measures based on accounting principles generally accepted in the United States (“GAAP”) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Western Alliance Bancorporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

1 See Reconciliation of Non-GAAP Financial Measures

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

	At or for the Three Months Ended March 31,
	2014	2013	Change %

Selected Balance Sheet Data:
(dollars in millions)
Total assets	$9,746.6	$8,173.8	19.2%
Loans, net of deferred fees	7,108.6	5,855.3	21.4
Securities and money market investments	1,671.2	1,302.4	28.3
Securities purchased under agreement to resell	111.1	134.0	(17.1)
Total deposits	8,149.0	6,734.9	21.0
Borrowings	342.8	293.8	16.7
Junior subordinated debt	42.8	36.7	16.6
Stockholders' equity	894.8	781.1	14.6

Selected Income Statement Data:
(dollars in thousands)
Interest income	$98,701	$83,108	18.8%
Interest expense	7,924	6,905	14.8
Net interest income	90,777	76,203	19.1
Provision for loan losses	3,500	5,439	(35.6)
Net interest income after provision for credit losses	87,277	70,764	23.3
Non-interest income	4,835	4,799	0.8
Non-interest expense	49,749	46,929	6.0
Income from continuing operations, before income tax expense	42,363	28,634	47.9
Income tax expense	10,624	7,787	36.4
Income from continuing operations	31,739	20,847	52.2
(Loss) income on discontinued operations, net	(654)	38	(1,821.1)
Net income	$31,085	$20,885	48.8%
Diluted net income per common share from continuing operations	$0.36	$0.24	50.0%
Diluted net loss per common share from discontinued operations, net of tax	$(0.01)	$—
Diluted net income per common share	$0.35	$0.24	45.8%

Common Share Data:
Diluted net income per common share	$0.35	$0.24	45.8%
Book value per common share	$8.61	$7.35	17.1%
Tangible book value per share, net of tax (1)	$8.32	$7.04	18.2%
Average shares outstanding (in thousands):
Basic	86,256	85,324	1.1
Diluted	87,123	85,980	1.3
Common shares outstanding	87,554	87,079	0.5

(1) See Reconciliation of Non-GAAP Financial Measures.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data (continued)
Unaudited

	At or for the Three Months Ended March 31,
	2014	2013	Change %

Selected Performance Ratios:
Return on average assets (1)	1.35%	1.07%	26.2%
Return on average tangible common equity (2)	17.55	13.93	26.0
Net interest margin (1)	4.41	4.36	1.1
Net interest spread	4.27	4.21	1.4
Efficiency ratio - tax equivalent basis (2)	51.00	54.58	(6.6)
Loan to deposit ratio	87.23	86.94	0.3

Capital Ratios:
Tangible equity (2)	8.9%	9.2%	(3.3)%
Tangible common equity (2)	7.5	7.5	—
Tier 1 common equity (2)	8.8	8.6	2.3
Tier 1 Leverage ratio (3)	9.9	10.1	(2.0)
Tier 1 Risk Based Capital (3)	11.1	11.3	(1.8)
Total Risk Based Capital (3)	12.4	12.6	(1.6)

Asset Quality Ratios:
Net (recoveries) charge-offs to average loans outstanding (1)	(0.02)%	0.38%	(105.3)%
Nonaccrual loans to gross loans	0.99	1.60	(38.1)
Nonaccrual loans and repossessed assets to total assets	1.30	2.10	(38.1)
Loans past due 90 days and still accruing to total loans	—	0.03	(100.0)
Allowance for credit losses to loans	1.46	1.63	(10.4)
Allowance for credit losses to nonaccrual loans	147.58	101.86	44.9

(1) Annualized for the three month periods ended March 31, 2014 and 2013.
(2) See Reconciliation of Non-GAAP Financial Measures.
(3) Capital ratios are preliminary until the Call Reports are filed.

Western Alliance Bancorporation and Subsidiaries
Condensed Consolidated Income Statements
Unaudited
	Three Months Ended March 31,
	2014	2013
Interest income:	(dollars in thousands)
Loans	$86,804	$74,725
Investment securities	11,325	8,158
Federal funds sold and other	572	225
Total interest income	98,701	83,108
Interest expense:
Deposits	4,665	3,732
Borrowings	2,838	2,707
Junior subordinated debt	421	466
Total interest expense	7,924	6,905
Net interest income	90,777	76,203
Provision for credit losses	3,500	5,439
Net interest income after provision for credit losses	87,277	70,764
Non-interest income:
Service charges	2,530	2,534
Bank owned life insurance	949	1,036
Gains on sales of investment securities, net	366	147
Unrealized losses on assets/liabilities measured at fair value, net	(1,276)	(471)
Other	2,266	1,553
Total non-interest income	4,835	4,799
Non-interest expenses:
Salaries and employee benefits	29,555	26,574
Occupancy	4,682	4,846
Legal, professional and directors' fees	3,639	3,023
Insurance	2,393	2,370
Data processing	2,674	1,865
Marketing	559	667
Loan and repossessed asset expenses	1,234	1,596
Customer service	620	643
Net (gain) loss on sales and valuations of repossessed and other assets	(2,547)	519
Intangible amortization	597	597
Merger / restructure expense	157	195
Other	6,186	4,034
Total non-interest expense	49,749	46,929
Income from continuing operations before income taxes	42,363	28,634
Income tax expense	10,624	7,787
Income from continuing operations	$31,739	$20,847
(Loss) income from discontinued operations net of tax benefit	(654)	38
Net income	$31,085	$20,885
Preferred stock dividends	353	353
Net income available to common stockholders	$30,732	$20,532

Diluted net income per share	$0.35	$0.24

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Income Statements
Unaudited
	Three Months Ended
	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013
	(in thousands, except per share data)
Interest income:
Loans	$86,804	$86,902	$83,994	$81,093	$74,725
Investment securities	11,325	10,137	8,286	7,822	8,158
Federal funds sold and other	572	543	400	370	225
Total interest income	98,701	97,582	92,680	89,285	83,108
Interest expense:
Deposits	4,665	4,442	4,232	3,929	3,732
Borrowings	2,838	2,717	3,429	2,749	2,707
Junior subordinated debt	421	442	460	455	466
Total interest expense	7,924	7,601	8,121	7,133	6,905
Net interest income	90,777	89,981	84,559	82,152	76,203
Provision for credit losses	3,500	4,300	—	3,481	5,439
Net interest income after provision for credit losses	87,277	85,681	84,559	78,671	70,764
Non-interest income:
Service charges	2,530	2,512	2,425	2,449	2,534
Bank owned life insurance	949	905	1,832	1,036	1,036
Gains (losses) on sales of investment securities, net	366	342	(1,679)	(5)	147
Unrealized losses on assets/liabilities measured at fair value, net	(1,276)	(2,618)	(7)	(3,290)	(471)
Loss on extinguishment of debt	—	(1,387)	—	—	—
Bargain purchase gain from acquisition	—	—	—	10,044	—
Other	2,266	1,803	1,558	1,528	1,553
Total non-interest income	4,835	1,557	4,129	11,762	4,799
Non-interest expenses:
Salaries and employee benefits	29,555	30,071	28,689	28,100	26,574
Occupancy	4,682	4,626	4,901	4,753	4,846
Legal, professional and directors' fees	3,639	4,623	3,438	2,549	3,023
Insurance	2,393	1,744	1,884	2,096	2,370
Data processing	2,674	2,040	1,872	2,175	1,865
Marketing	559	619	585	710	667
Loan and repossessed asset expenses	1,234	793	1,136	721	1,596
Customer service	620	860	677	717	643
Net (gain) loss on sales and valuations of repossessed and other assets	(2,547)	(2,153)	371	(1,124)	519
Intangible amortization	597	597	597	597	597
Merger / restructure expense	157	1,919	1,018	2,620	195
Other	6,186	5,392	4,507	4,617	4,034
Total non-interest expense	49,749	51,131	49,675	48,531	46,929
Income from continuing operations before income taxes	42,363	36,107	39,013	41,902	28,634
Income tax expense	10,624	3,992	10,390	7,661	7,787
Income from continuing operations	$31,739	$32,115	$28,623	$34,241	$20,847
(Loss) income from discontinued operations, net of tax	(654)	(701)	(29)	(169)	38
Net income	$31,085	$31,414	$28,594	$34,072	$20,885
Preferred stock dividends	353	352	352	353	353
Net income available to common stockholders	$30,732	$31,062	$28,242	$33,719	$20,532

Diluted net income per share	$0.35	$0.36	$0.33	$0.39	$0.24

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Balance Sheets
Unaudited
	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013
	(in millions)
Assets:
Cash and due from banks	$354.8	$305.5	$380.9	$248.9	$422.3
Securities purchased under agreement to resell	111.1	—	128.1	134.0	134.0
Cash and cash equivalents	465.9	305.5	509.0	382.9	556.3

Securities and money market investments	1,671.2	1,689.6	1,370.8	1,313.1	1,302.4
Loans held for sale	—	—	25.4	27.6	27.9
Loans held for investment:
Commercial	2,723.4	2,478.2	2,234.9	2,174.1	2,084.9
Commercial real estate - non-owner occupied	1,849.2	1,841.1	1,864.3	1,839.7	1,538.4
Commercial real estate - owner occupied	1,606.2	1,561.9	1,551.2	1,550.0	1,414.3
Construction and land development	553.7	535.7	459.8	416.7	381.1
Residential real estate	344.9	350.3	359.0	381.7	388.7
Consumer	38.3	43.1	29.8	28.5	26.0
Deferred fees, net	(7.1)	(8.9)	(8.1)	(6.8)	(6.0)
Gross loans and deferred fees, net	7,108.6	6,801.4	6,490.9	6,383.9	5,827.4
Allowance for credit losses	(103.9)	(100.1)	(97.9)	(96.3)	(95.5)
Loans, net	7,004.7	6,701.3	6,393.0	6,287.6	5,731.9

Premises and equipment, net	106.6	105.6	105.9	106.1	107.1
Other repossessed assets	56.5	66.7	76.5	76.5	77.9
Bank owned life insurance	141.5	140.6	139.7	140.4	139.4
Goodwill and other intangibles	26.8	27.4	28.0	28.6	29.2
Other assets	273.4	270.7	272.2	229.9	201.7
Total assets	$9,746.6	$9,307.4	$8,920.5	$8,592.7	$8,173.8
Liabilities and Stockholders' Equity:
Liabilities:
Deposits:
Non-interest bearing demand deposits	$2,093.6	$2,200.0	$1,972.5	$1,919.6	$1,930.4
Interest bearing:
Demand	750.4	709.8	673.7	631.3	619.7
Savings and money market	3,672.3	3,310.4	3,050.0	2,945.1	2,826.7
Time certificates	1,632.7	1,618.0	1,579.1	1,505.3	1,358.1
Total deposits	8,149.0	7,838.2	7,275.3	7,001.3	6,734.9
Customer repurchase agreements	57.4	71.2	55.5	51.9	64.7
Total customer funds	8,206.4	7,909.4	7,330.8	7,053.2	6,799.6
Securities sold short	99.1	—	126.6	129.5	132.6
Borrowings	342.8	341.1	394.1	418.6	293.8
Junior subordinated debt	42.8	41.9	39.4	39.9	36.7
Accrued interest payable and other liabilities	160.7	159.5	203.1	152.2	130.0
Total liabilities	8,851.8	8,451.9	8,094.0	7,793.4	7,392.7
Stockholders' Equity
Common stock and additional paid-in capital	795.3	797.2	792.2	789.5	786.9
Preferred stock	141.0	141.0	141.0	141.0	141.0
Accumulated deficit	(30.4)	(61.2)	(92.2)	(120.4)	(154.0)
Accumulated other comprehensive (loss) income	(11.1)	(21.5)	(14.5)	(10.8)	7.2
Total stockholders' equity	894.8	855.5	826.5	799.3	781.1
Total liabilities and stockholders' equity	$9,746.6	$9,307.4	$8,920.5	$8,592.7	$8,173.8

Western Alliance Bancorporation and Subsidiaries
Changes in the Allowance For Credit Losses
Unaudited
	Three Months Ended
	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013
	(in thousands)
Balance, beginning of period	$100,050	$97,851	$96,323	$95,494	$95,427
Provision for credit losses	3,500	4,300	—	3,481	5,439
Recoveries of loans previously charged-off:
Commercial and industrial	922	666	2,242	1,757	441
Commercial real estate - non-owner occupied	83	395	273	154	440
Commercial real estate - owner occupied	477	297	149	479	502
Construction and land development	211	273	966	120	701
Residential real estate	553	549	430	549	569
Consumer	170	179	726	11	14
Total recoveries	2,416	2,359	4,786	3,070	2,667
Loans charged-off:
Commercial and industrial	1,478	621	544	1,065	1,770
Commercial real estate - non-owner occupied	160	2,268	466	1,000	1,908
Commercial real estate - owner occupied	11	238	398	1,391	979
Construction and land development	—	686	—	238	614
Residential real estate	406	281	1,138	2,010	2,493
Consumer	12	366	712	18	275
Total loans charged-off	2,067	4,460	3,258	5,722	8,039
Net loan (recoveries) charge-offs	(349)	2,101	(1,528)	2,652	5,372
Balance, end of period	$103,899	$100,050	$97,851	$96,323	$95,494

Net (recoveries) charge-offs to average loans outstanding - annualized	(0.02)%	0.13%	(0.10)%	0.17%	0.38%
Allowance for credit losses to gross loans	1.46	1.47	1.50	1.50	1.63
Nonaccrual loans	$70,401	$75,681	$76,641	$82,899	$93,748
Repossessed assets	56,450	66,719	76,475	76,499	77,921
Loans past due 90 days, still accruing	167	1,534	5,456	3,893	1,640
Loans past due 30 to 89 days, still accruing	11,087	13,425	8,689	7,341	14,795
Classified loans on accrual	125,903	128,586	144,041	140,192	97,351
Special mention loans	117,540	129,965	137,247	162,482	125,660

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended March 31,
	2014			2013
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	($ in millions)	($ in thousands)		($ in millions)	($ in thousands)
Interest earning assets
Loans (1)	$6,893.2	$86,804	5.27%	$5,610.4	$74,725	5.42%
Securities (1)	1,651.6	11,325	3.15	1,283.4	8,158	3.21
Federal funds sold and other	210.3	572	1.09	404.8	225	0.22
Total interest earning assets	8,755.1	98,701	4.77	7,298.6	83,108	4.74
Non-interest earning assets
Cash and due from banks	137.5			126.4
Allowance for credit losses	(101.2)			(96.9)
Bank owned life insurance	140.9			138.7
Other assets	433.1			421.9
Total assets	$9,365.4			$7,888.7
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$765.0	$384	0.20%	$608.7	$301	0.20%
Savings and money market	3,452.3	2,562	0.30	2,620.9	1,911	0.29
Time certificates of deposit	1,619.6	1,719	0.42	1,449.4	1,520	0.42
Total interest-bearing deposits	5,836.9	4,665	0.32	4,679.0	3,732	0.32
Short-term borrowings	163.3	130	0.32	176.4	214	0.49
Long-term debt	301.8	2,708	3.59	272.9	2,493	3.65
Junior subordinated debt	41.9	421	4.02	36.2	466	5.15
Total interest-bearing liabilities	6,343.9	7,924	0.50	5,164.5	6,905	0.53
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	2,054.1			1,855.1
Other liabilities	81.1			90.7
Stockholders’ equity	886.3			778.4
Total liabilities and stockholders' equity	$9,365.4			$7,888.7
Net interest income and margin		$90,777	4.41%		$76,203	4.36%
Net interest spread			4.27%			4.21%

(1) Yields on loans and securities have been adjusted to a tax equivalent basis. The taxable-equivalent adjustment was $5,705 and $3,382 for the first quarters ended 2014 and 2013, respectively.

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

	Arizona	Nevada	California	Specialty Finance	Corporate & Other	Consolidated Company
	(dollars in millions)
At March 31, 2014
Assets	$2,054.0	$1,819.7	$1,667.2	$1,616.0	$2,589.7	$9,746.6
Gross loans and deferred fees, net	2,032.3	1,723.8	1,663.1	1,621.2	68.2	7,108.6
Less: Allowance for credit losses	(29.7)	(25.2)	(24.3)	(23.7)	(1.0)	(103.9)
Loans, net	2,002.6	1,698.6	1,638.8	1,597.5	67.2	7,004.7

Goodwill and intangible assets, net	2.4	24.4	—	—	—	26.8
Deposits	2,166.0	3,024.6	1,867.3	845.1	246.0	8,149.0
Borrowings	—	—	—	—	342.8	342.8
Stockholders' equity	$219.4	$207.9	$178.7	$123.2	$165.6	$894.8

No. of branches	10	18	11	—	—	39
No. of full-time equivalent employees	216	326	217	93	253	1,105

	(in thousands)
Three Months Ended March 31, 2014:
Net interest income (expense)	$26,608	$28,595	$22,792	$13,964	$(1,182)	$90,777
Provision for credit losses	1,558	(884)	655	2,170	1	3,500
Net interest income (expense) after provision for credit losses	25,050	29,479	22,137	11,794	(1,183)	87,277
Non-interest income	820	2,289	1,250	82	394	4,835
Non-interest expense	(13,304)	(15,236)	(13,043)	(6,508)	(1,658)	(49,749)
Income (loss) from continuing operations before income taxes	12,566	16,532	10,344	5,368	(2,447)	42,363
Income tax expense (benefit)	4,929	5,787	4,350	2,013	(6,455)	10,624
Income (loss) from continuing operations	7,637	10,745	5,994	3,355	4,008	31,739
Loss from discontinued operations, net	—	—	—	—	(654)	(654)
Net income (loss)	$7,637	$10,745	$5,994	$3,355	$3,354	$31,085

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures (Unaudited)

Pre-Tax, Pre-Provision Operating Earnings by Quarter
	Three Months Ended
	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013
	(in thousands)
Total non-interest income	$4,835	$1,557	$4,129	$11,762	$4,799
Less:
Unrealized losses on assets/liabilities measured at fair value, net	(1,276)	(2,618)	(7)	(3,290)	(471)
Loss on extinguishment of debt	—	(1,387)	—	—	—
Bargain purchase gain from acquisitions	—	—	—	10,044	—
Legal settlements	—	—	—	—	38
Gains (losses) on sales of investment securities, net	366	342	(1,679)	(5)	147
Total operating non-interest income	5,745	5,220	5,815	5,013	5,085
Add: Net interest income	90,777	89,981	84,559	82,152	76,203
Net operating revenue (3)	$96,522	$95,201	$90,374	$87,165	$81,288

Total non-interest expense	$49,749	$51,131	$49,675	$48,531	$46,929
Less:
Net (gain) loss on sales and valuations of repossessed and other assets	(2,547)	(2,153)	371	(1,124)	519
Merger / restructure expense	157	1,919	1,018	2,620	195
Total operating non-interest expense (3)	$52,139	$51,365	$48,286	$47,035	$46,215

Pre-tax, pre-provision operating earnings (4)	$44,383	$43,836	$42,088	$40,130	$35,073

Pre-Tax, Pre-Provision Operating Earnings by Segment
	Three Months Ended March 31, 2014
	Arizona	Nevada	California	Specialty Finance	Corporate & Other	Consolidated Company
	(in thousands)
Total non-interest income	$820	$2,289	$1,250	$82	$394	$4,835
Less:
Unrealized losses on assets/liabilities measured at fair value, net	—	—	—	(364)	(912)	(1,276)
Gains (losses) on sales of investment securities, net	—	—	—	—	366	366
Total operating non-interest income	820	2,289	1,250	446	940	5,745
Add: Net interest income	26,608	28,595	22,792	13,964	(1,182)	90,777
Net operating revenue (3)	$27,428	$30,884	$24,042	$14,410	$(242)	$96,522

Total non-interest expense	$13,304	$15,236	$13,043	$6,508	$1,658	$49,749
Less:
Net (gain) loss on sales and valuations of repossessed and other assets	(26)	(721)	(1)	(20)	(1,779)	(2,547)
Merger / restructure expense	—	(122)	—	—	279	157
Total operating non-interest expense (3)	$13,330	$16,079	$13,044	$6,528	$3,158	$52,139

Pre-tax, pre-provision operating earnings (losses) (4)	$14,098	$14,805	$10,998	$7,882	$(3,400)	$44,383

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures (Unaudited)

Tangible Common Equity
	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013
	(dollars and shares in thousands)
Total stockholders' equity	$894,804	$855,498	$826,472	$799,307	$781,021
Less:
Goodwill and intangible assets	26,777	27,374	27,970	28,568	29,166
Total tangible stockholders' equity	868,027	828,124	798,502	770,739	751,855
Less:
Preferred stock	141,000	141,000	141,000	141,000	141,000
Total tangible common equity	727,027	687,124	657,502	629,739	610,855
Add:
Deferred tax - attributed to intangible assets	1,243	1,452	1,661	1,870	2,080
Total tangible common equity, net of tax	$728,270	$688,576	$659,163	$631,609	$612,935
Total assets	$9,746,623	$9,307,342	$8,920,449	$8,592,692	$8,173,890
Less:
Goodwill and intangible assets	26,777	27,374	27,970	28,568	29,166
Tangible assets	9,719,846	9,279,968	8,892,479	8,564,124	8,144,724
Add:
Deferred tax - attributed to intangible assets	1,243	1,452	1,661	1,870	2,080
Total tangible assets, net of tax	$9,721,089	$9,281,420	$8,894,140	$8,565,994	$8,146,804
Tangible equity ratio (1)	8.9%	8.9%	9.0%	9.0%	9.2%
Tangible common equity ratio (1)	7.5%	7.4%	7.4%	7.4%	7.5%
Common shares outstanding	87,554	87,186	87,099	86,997	87,079
Tangible book value per share, net of tax (2)	$8.32	$7.90	$7.57	$7.26	$7.04

Efficiency Ratio
	Three Months Ended
	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013
	(in thousands)
Total operating non-interest expense	$52,139	$51,365	$48,286	$47,035	$46,215
Divided by:
Total net interest income	$90,777	$89,981	$84,559	$82,152	$76,203
Add:
Tax equivalent interest adjustment	5,705	3,728	3,272	2,929	3,382
Operating non-interest income	5,745	5,220	5,815	5,013	5,085
	$102,227	$98,929	$93,646	$90,094	$84,670
Efficiency ratio - tax equivalent basis (5)	51.0%	51.9%	51.6%	52.2%	54.6%

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures (Unaudited)

Tier 1 Common Equity
	Three Months Ended March 31,
	2014	2013
	(in thousands)
Stockholders' equity	$894,804	$781,021
Less:
Accumulated other comprehensive (loss) income	(11,131)	7,205
Non-qualifying goodwill and intangibles	26,008	27,138
Other non-qualifying assets	—	2
Disallowed unrealized losses on equity securities	2,550	—
Add:
Qualifying trust preferred securities	49,120	45,124
Tier 1 capital (regulatory) (6) (9)	926,497	791,800
Less:
Qualifying trust preferred securities	49,120	45,124
Preferred stock	141,000	141,000
Estimated Tier 1 common equity (7) (9)	$736,377	$605,676
Divided by:
Estimated risk-weighted assets (regulatory) (7) (9)	$8,336,821	$7,011,489
Tier 1 common equity ratio (7) (9)	8.8%	8.6%

Tier 1 Capital
	March 31,
	2014	2013
	(in thousands)
Classified assets	$251,851	$269,434
Divide:
Tier 1 capital (regulatory) (6) (9)	926,497	791,800
Plus: Allowance for credit losses	103,899	95,494
Total Tier 1 capital plus allowance for credit losses	$1,030,396	$887,294
Classified assets to Tier 1 capital plus allowance (8) (9)	24%	30%

(1) We believe this non-GAAP ratio provides a critical metric with which to analyze and evaluate financial condition and capital strength.
(2) We believe this non-GAAP ratio improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.
(3) We believe these non-GAAP measurements provide a useful indication of the cash generating capacity of the Company.
(4) We believe this non-GAAP measurement is a key indicator of the earnings power of the Company.
(5) We believe this non-GAAP ratio provides a useful metric to measure the operating efficiency of the Company.

(6) Under the guidelines of the Federal Reserve and the Federal Deposit Insurance Corporation in effect, Tier 1 capital consisted of common stock, retained earnings, non-cumulative perpetual preferred stock, trust preferred securities up to a certain limit, and minority interests in certain subsidiaries, less most other intangible assets.

(7) Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank's balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighting assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is divided by the risk-weighted assets to determine the Tier 1 common equity ratio. We believe this non-GAAP ratio provides a critical metric with which to analyze and evaluate financial condition and capital strength.

(8) We believe this non-GAAP ratio provides a critical regulatory metric in which to analyze asset quality.
(9) Current quarter is preliminary until Call Reports are filed.

Supplemental Schedule

The following table presents the impact of the Company's adoption of an amended accounting standard related to low income housing tax credit investments issued by the FASB on January 15, 2014 and its retrospective application for the periods indicated:

	Dec 2013	Sep 2013	Jun 2013	Mar 2013	Dec 2012	Sep 2012	Jun 2012
	(in millions)
Consolidated Balance Sheet:
Other assets
As previously reported	270.4	273.1	230.8	202.1	214.2	169.9	161.7
As reported under new guidance	270.7	272.2	229.9	201.7	214.0	169.4	161.5
Accrued interest payable and other liabilities
As previously reported	159.5	204.1	153.0	130.1	98.9	72.4	62.9
As reported under new guidance	159.5	203.1	152.2	130.0	98.9	71.8	62.8
Stockholders' equity
As previously reported	855.3	826.3	799.5	781.3	759.6	698.0	672.1
As reported under new guidance	855.5	826.5	799.3	781.1	759.4	698.1	672.1

	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012
	(in thousands, except per share data)
Consolidated Income Statement:
Non-interest income
As previously reported	(157)	2,625	10,862	3,899	24,463	6,982	7,397
As reported under new guidance	1,557	4,129	11,762	4,799	25,532	7,692	7,397
Income tax expense
As previously reported	2,341	9,288	6,817	6,808	7,509	6,752	5,259
As reported under new guidance	3,992	10,390	7,661	7,787	8,866	7,323	5,305

Income from continuing operations
As previously reported	32,052	28,221	34,185	20,926	33,919	15,701	14,182
As reported under new guidance	32,115	28,623	34,241	20,847	33,631	15,840	14,136
Net income
As previously reported	31,351	28,192	34,016	20,964	32,115	15,458	13,961
As reported under new guidance	31,414	28,594	34,072	20,885	31,827	15,597	13,915
Net income available to common shareholders
As previously reported	30,999	27,840	33,663	20,611	31,762	15,106	12,636
As reported under new guidance	31,062	28,242	33,719	20,532	31,474	15,245	12,590
Earnings per share applicable to common shareholders--basic
As previously reported	0.36	0.32	0.39	0.24	0.38	0.18	0.15
As reported under new guidance	0.36	0.33	0.39	0.24	0.38	0.19	0.15
Earnings per share applicable to common shareholders--diluted
As previously reported	0.36	0.32	0.39	0.24	0.38	0.18	0.15
As reported under new guidance	0.36	0.33	0.39	0.24	0.38	0.19	0.15

CONTACT:
Western Alliance Bancorporation
Dale Gibbons, 602-952-5476